UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 20, 2008

SPAR Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27824 (Commission File No.)	33-0684451 (IRS Employer Identification No.)

555 White Plains Road, Suite 250, Tarrytown, New York	10591
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 332-4100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information

SPAR Group, Inc. (the “Corporation”) previously reported in its Current Report on Form 8-K filed on November 28, 2007 that it had received notices of non-compliance with certain standards for continued listing on the Nasdaq Capital Market (“Nasdaq”) on November 21, 2007, and November 26, 2007, from the staff of the Listing Qualifications Department of The NASDAQ Stock Market (the “Nasdaq Staff”).

The Corporation received separate notifications from The NASDAQ Stock Market indicating the company has evidenced compliance for continued listing on The NASDAQ Capital Market. The Nasdaq Staff has determined that based on the company’s February 25, 2008 8-K filing, the Corporation is in compliance with Market Rule 43109(c)(3)(A), requiring a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 net income from continuing operations for the most recently completed fiscal year. Furthermore, the closing bid price of the Corporation’s common stock has traded at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, the Nasdaq Staff advised the Corporation that it has regained compliance with Marketplace Rule 4310(c)(4) and this matter is now closed.

The Corporation must still provide evidence of its compliance with NASDAQ’s stockholders’ equity requirement in its next periodic report filing for continued listing. In the event the Corporation does not satisfy such requirement, its securities will be subject to delisting. The Corporation expects to satisfy such stockholders’ equity requirement for its filing of Form 10-K for the year ended December 31, 2007, due on or before March 31, 2008 and will work diligently to continue to remain in compliance in future reporting periods.

On March 13, 2008 the Corporation issued the press release attached to this Current Report on Form 8-K (the “Report”) as Exhibit 99.1 reporting on these notifications, which press release is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press Release of the Registrant dated March 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPAR GROUP, INC.

Date:	March 20, 2008	By:	/s/ James R. Segreto
James R. Segreto
Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of the Registrant dated March 13, 2008.